EXHIBIT 10(T)
G&K SERVICES, INC.
AMENDED AND RESTATED
DIRECTORS’ DEFERRED COMPENSATION PLAN
     THIS AMENDED AND RESTATED DIRECTORS’ DEFERRED COMPENSATION PLAN, dated as of August 25, 2005, amends in part and restates the Director Deferred Compensation Plan of G&K Services, Inc. (the “Company”) in its entirety (and such plan, as so amended and restated, is referred to herein as the “Plan”).
INTRODUCTION AND CERTAIN DEFINITIONS
     A. Existing Plan. The Plan was adopted by the Company in 1997, pursuant to resolutions of the Board of Directors, and first became effective for deferrals of cash compensation payable to eligible members of the Company’s Board of Directors (the “Board”) for services to be rendered to the Company after 1997.
     B. Conversion of Future Deferred Compensation into Stock Units. The Board has determined that it is in the best interests of the Company to have any cash compensation that is earned after 2005, and deferred under this Plan by eligible Board members, be converted into Stock Units (as described in Section 3 below) that will ultimately be distributed under this Plan in the form of Class A common stock of the Company having a par value of $0.50 per share (“Common Stock”).
     C. Director Stock Plan. Contemporaneously with the Board’s adoption of this amended and restated Plan, the Board has also adopted the Company’s Amended And Restated 1996 Director Stock Incentive Plan (the “Director Stock Plan”), to be effective upon approval of that amended and restated plan at the Company’s 2005 Annual Meeting of Stockholders.
     D. Conversion of Stock Awards into Stock Units. The amended and restated Director Stock Plan allows an eligible Board member to elect to defer his or her receipt of any annual award of Common Stock that would otherwise be earned and delivered after 2005 under the Director Stock Plan (a “Stock Award”), by converting those Stock Awards to Stock Units (as described in Section 3 below) that will ultimately be distributed under this Plan in the form of Common Stock.
     E. Amended and Restated Plan. The Company’s Board of Directors has determined that it is in the best interest of the Company to amend and restate this Plan for the purposes set forth in the preceding paragraphs; and has authorized the Company to amend and restate the Plan as set forth herein.
     F. Code Section 409A. This Plan is subject to Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”); and may be required to be amended to comply with Code Section 409A upon the issuance of pending guidance by the Internal Revenue Service with respect to the permissible terms of the Plan. However, Code Section 409A does not govern any Plan Accounts (as defined in Section 6 below) containing amounts accumulated with interest through December 31,

2004, or any future interest credited on those amounts, because those amounts were not then subject to forfeiture under this Plan, and this Plan is not being amended herein to enhance any benefits or rights with respect to such amounts or any future interest credited on those amounts.
     NOW, THEREFORE, the Plan is amended in part and restated in its entirety as follows, such amendment and restatement to be effective as set forth in Section 1 below:
     1. Adoption, Term and Purpose of the Plan. The amendments in this amended and restated Plan were approved by the Board on August 25, 2005, to become effective for (a) any election to defer cash compensation payable to eligible Board members for services to be rendered to the Company after 2005; and (b) any election to defer delivery of any Stock Awards to be earned and delivered under the Director Stock Plan after 2005. This Plan shall remain in effect until terminated by action of the Board. Any cash compensation (and related interest credits) that have been deferred under the Plan as in effect before this amendment and restatement, but have not yet been paid in cash, shall remain deferred under this Plan and continue to earn interest as provided in subsection 7(d) below until the time previously scheduled for distribution.
     The purpose of the Plan is to advance the interests of Company and its shareholders by attracting, motivating and retaining non-employee Board members of outstanding ability; and to promote a greater identity of interest between the Company’s non-employee Board members and its shareholders. This Plan provides an option to defer distribution of (a) the cash portion of their annual retainers and any fees earned for attending meetings (“Director’s Fees”), and/or (b) any annual Stock Awards to be earned under the Director Stock Plan, but does not cover any compensation payable to Board members under the Director Stock Plan in the form of options to purchase Common Stock, nor any reimbursement of their expenses incurred as directors.
     2. Participation. Each member of the Board who is not an employee of the Company or any of its subsidiaries (a “Non-Employee Director”) is eligible to participate in this Plan; and may elect to become a participant (a “Participant”) under this Plan by filing with the Company an annual written notice (a “Deferral Notice”), containing the Non-Employee Director’s election, pursuant to Section 4 below, to defer payment of any eligible compensation described in Section 4 below that would otherwise be paid to him or her by the Company.
     3. Stock Units. For purposes of this Plan, a “Stock Unit” is a unit of unpaid cash or Stock Award compensation deferred by a Participant under Sections 4 and 5 below, created and accounted for under Sections 6, 7 and 8 below, and distributed in accordance with Sections 9 and 10 below.
     4. Elections to Defer Compensation. Any Non-Employee Director may elect annually, in accordance with Section 5 below, to defer payment of any percentage of his or her Director’s Fees or annual Stock Award, or both, to be earned during the next following calendar year until the earlier of the following dates (a “Deferral Election”):
     (a) a specific date (if any) designated by the Non-Employee Director in the Deferral Notice for that year (an “Early Distribution Date”), or

     (b) the date of termination of his or her services as a member of the Board for any reason (a “Termination Date”).
     5. Procedure for Deferral Elections and Beneficiary Designations. The Deferral Notice by which a Participant make a Deferral Election for Director’s Fees and/or any Stock Award for a calendar year, as provided in Section 4 above, shall be in writing (in the form attached hereto as Exhibit A), shall be signed by the Participant and delivered to the Chief Financial Officer of the Company before January 1 of the calendar year in which the Director’s Fees and/or any Stock Award to be deferred would otherwise be earned and payable to the Participant, and may not be revoked or changed at any time, except by the Participant to change a beneficiary (as provided in the last paragraph of this Section 5) or by the Corporation to the limited extent provided in Section 15 below (upon termination of the Plan).
     A Participant may designate, on any Deferral Notice he or she may deliver to the Company, or in a separate writing signed by the Participant and delivered to the Chief Financial Officer of the Corporation before the Participant’s death, one or more beneficiaries to receive a distribution of the balance of the Participant’s Account (as described in Section 6 below) under the Plan upon the Participant’s death. A Participant may change his or her beneficiary designation at any time by including that change in any new Deferral Notice for a calendar year that has not begun, or in a separate writing signed by the Participant and delivered to the Chief Financial Officer of the Corporation before the Participant’s death. If a Participant has not, before the Participant’s death, designated any beneficiary for payment of an Account balance under this Plan upon the Participant’s death, or no beneficiary designated by the Participant survives the Participant’s death, the sole beneficiary of the Participant’s Account balance shall be the Participant’s estate.
     6. Creation of Participants’ Accounts and Sub-Accounts. The dollar amount of any Director’s Fees and/or Stock Awards deferred by a Participant under this Plan shall be credited, on each date such deferred Director’s Fees and/or Stock Awards are earned by the Participant, to a deferred compensation account (an “Account”) maintained in the name of the Participant on the accounting books and records of the Company. To facilitate distributions on any Early Distribution Dates, and to segregate any portion of an Account that earns interest, each Participant’s Account shall contain one or more sub-accounts as described in the following two paragraphs (“Sub-Accounts”):
     (a) Sub-Accounts for Different Distribution Dates. If a Participant’s Deferral Notice for any calendar year specifies an Early Distribution Date for the deferral of Director’s Fees and/or Stock Award, the deferred Director’s Fees and/or Stock Award for that calendar year (and any other calendar year for which the Participant elects the same Early Distribution Date) shall be accounted for in a Sub-Account separate from any Sub-Account containing deferred Director’s Fees and/or Stock Awards for which the Participant elected a different Early Distribution Date (each, an “Early Distribution Sub-Account”); and, if a Participant’s Account contains one or more Early Distribution Sub-Accounts, each shall be maintained separately from any deferred Director’s Fees and Stock Awards for which the Participant did not elect an Early Distribution Date, which shall be accounted for separately in another Sub-Account (a “Termination Sub-Account”).

     (b) Sub-Accounts for Pre-2006 Deferrals. Furthermore, if a Participant has elected to defer any Director’s Fees earned in a calendar year before 2006, which are earning interest as provided in subsection 8(d) below, any undistributed balance of those fees and the accumulated interest on that balance shall be accounted for in a Sub-Account (an “Interest-bearing Sub-Account”) separate from any portion of the Participant’s Account that contains deferred Director’s Fees and/or Stock Awards converted into Stock Units pursuant to subsection 7(a) below. To the extent necessary, any Interest-bearing Sub-Account shall be further divided into one or more Early Distribution Sub-Accounts and a Termination Sub-Account as provided in subsection 6(a) above.
     7. Adjustment of Account Balances. All amounts credited to an Account (and any Sub-Accounts) shall be adjusted from time to time, until the balance of the Account (or any Sub-Account, as applicable) is distributed to the Participant or his or her beneficiary(ies), as follows:
     (a) Conversion of Deferred Compensation into Stock Units. Any form of compensation earned and deferred under this Plan after 2005 shall be converted into Stock Units as follows:
     (i) Director’s Fees. The dollar amount of any deferred Director’s Fees credited under this Plan to a Participant’s Account on a date after December 31, 2005, shall be converted into a number of Stock Units determined by dividing (A) that dollar amount by (B) the Average Market Value (as defined below) of one share of Common Stock, as of the date the deferred directors’ fees are credited to the Account. For purposes of this Plan, “Average Market Value” shall be defined as the average of the closing prices of Common Stock, as reported on the Nasdaq National Market, during the ten business days preceding the relevant valuation date. An Account may be credited with a fractional Stock Unit, which shall be rounded to the nearest one-hundredth of a Stock Unit.
     (ii) Stock Awards. Any Stock Awards deferred by a Participant under this Plan shall be converted into Stock Units, by treating each share of Common Stock that would otherwise have been issued pursuant to the Stock Award as one Stock Unit that shall be credited to the Participant’s Account as of the date the Stock Award is earned.
     (iii) Status of Stock Units. Any Stock Units credited to a Participant’s Account shall not entitle the Participant to any voting rights or other rights of a shareholder of the Company, until the date of the issuance of a stock certificate to him or her for Common Stock, in lieu of any Stock Units held in his or her Account, pursuant to subsection 9(b) below.
     (b) Valuation of Accounts Containing Stock Units. As of any date on which the balance of an Account containing Stock Units must be determined as a dollar amount under this Plan, that balance shall be equal to the number of Stock Units multiplied by the Average Market Value of one share of Common Stock as of that date.

     (c) Credits in Lieu of Dividends on Stock Units. If any Stock Units exist in an Participant’s Account on a dividend record date for Common Stock, that Account shall be credited, on the dividend payment date related to such dividend record date, with an additional number of Stock Units equal to (i) the cash dividend paid on one share of Common Stock, multiplied by (ii) the number of Stock Units in the Account on the dividend record date, divided by (iii) the Average Market Value of a share of Common Stock on the dividend payment date.
     (d) Interest Credits on Pre-2006 Accounts. Any Interest-bearing Sub-Account containing deferred Directors’ Fees credited before January 1, 2006, pursuant to the Plan document then in effect, shall continue to be credited with interest at a rate equal to seven percent (7%) per year, until the Interest-bearing Sub-Account has been fully distributed to a Participant or to his or her beneficiary or beneficiaries designated under this Plan.
     8. Statements of Account. The Company shall furnish each Participant whose Account has not been distributed in full with a quarterly statement that includes at least:
     (a) the following activity in his or her Account (and each Sub-Account, if applicable) during the quarter: (i) the dollar amount of any new Directors’ Fees and Stock Units credited, (ii) the number of any new Stock Units credited, (iii) any change in the value of his or her Stock Units (if any), and (iv) the dollar amount of any interest credited; and
     (b) the number of Stock Units in the Account (and each Sub-Account, as applicable) and the dollar balance of the Account (and each Sub-Account, as applicable), in each case as of the last day of the quarter.
     9. Events Requiring Distributions from Accounts. Distributions of Account balances under this Plan shall be made on account of the following events, at the time and in the manner provided in Section 10 below:
     (a) Early Distribution Sub-Accounts. As of each Early Distribution Date specified by a Participant that occurs while the Participant remains a member of the Board, the Company shall distribute to the Participant the dollar amount of the balance in his or her Early Distribution Sub-Account that is required under the Participant’s Deferral Notice(s) to be distributed on that date.
     (b) Distribution to Beneficiaries. As of any Termination Date that is the date of the Participant’s death, Company shall distribute to the Participant’s designated beneficiary or beneficiaries the dollar amount of the balance of the Participant’s entire Account as of the date of his or her death.
     (c) Distribution Upon Termination. If the Participant’s Termination Date occurs before his or her death, the Company shall distribute to the Participant the dollar amount of the balance of the Participant’s entire Account as of the Termination Date.

     10. Distribution Procedure. Distribution of Account balances shall be made under this Plan at the time and in manner set forth below:
     (a) Timing of Distributions. Any amounts required to be distributed from a Participant’s Account to the Participant (or his or her beneficiary or beneficiaries) shall be distributed on the first day of the month following the date as of which the distribution is required under Section 9 above.
     (b) Form of Distributions.
     (i) Cash From Interest-bearing Sub-Accounts. The Company shall distribute in a cash lump sum any amounts required under Section 9 above to be distributed from a Participant’s Interest-bearing Sub-Account.
     (ii) Common Stock from Other Sub-Accounts. The Company shall distribute in a lump sum any amounts required under Section 9 above to be distributed from a Participant’s Account (or Sub-Account) that contains only Stock Units; and the lump sum shall be payable in the form of (A) a certificate for the number of whole shares of Common Stock equal to the number of whole Stock Units to be distributed; and (B) cash in lieu of any fractional share of Common Stock (determined by using the Average Market Value of a share of Common Stock as of the date on which such distribution is made).
     11. Dilution and Other Stock Unit Adjustments. In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by the Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event:
     (a) the number of Stock Units, the kind of shares used to determine the number of Stock Units to be credited to an Account and measure the value of Stock Units, and the kind and number of shares that may be issued under the Plan pursuant to subsection 10(b) above, shall be automatically adjusted so that the proportionate interest of each Participant entitled to any Stock Units and a distribution of Common Stock under this Plan shall be maintained as before the occurrence of such event;
     (b) such adjustment in outstanding Stock Units shall be made with a corresponding adjustment in the value of each Stock Unit; and
     (c) each such adjustment shall be conclusive and binding for all purposes of the Plan.
     12. Participant’s Rights Unsecured. The right of each Participant or his or her designated beneficiary(ies) to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company; and neither the Participant nor his or her designated beneficiary shall have any rights in or against any amount credited to his or her Account or any specific assets of the Company. All amounts credited to an Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.
     The rights and interest of a Participant or any beneficiary under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any Participant or beneficiary in the Plan shall be subject to any obligation or liability of such Participant or beneficiary.
     13. Administration. The Plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe and amend the form of the Deferral Notice.
     The Board shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decisions of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or any other officer of the Company to execute and deliver documents on behalf of the Board. No member of the Board shall be liable for anything done or omitted to be done by him or her, or by any other member of the Board in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.
     14. Plan Amendments. The Board may amend the Plan at any time, without the consent of the Participants or their beneficiaries, provided, however, that no amendment shall become effective without shareholder approval if such shareholder approval is required by law, rule or regulation; and provided further that no amendment shall divest any Participant or beneficiary of the existing balance of his or Account, or of any rights to which he or she would have been entitled if the Plan had been terminated immediately prior to the effective date of such amendment, without the written consent of such Participant or beneficiary.
     15. Termination of the Plan. The Board may terminate the Plan at any time. Upon termination of the Plan, no additional deferred Director’s Fees shall be credited to the Account of any Participant, any Director’s Fees earned after the date of termination of the Plan shall be payable in cash, any Stock Awards earned after the date of termination of the Plan shall payable in Common Stock, the balances of any existing Accounts shall continue to be adjusted pursuant to Section 7 above, and the existing balances of the Participants’ Accounts shall be distributed in the manner and at the time prescribed in Sections 9 and 10 above.
     16. Miscellaneous Provisions.
     (a) Except as expressly provided for in the Plan, no Non-Employee Director or other person shall have any claim or right to any Account, or any Stock Units or Common

Stock under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be retained in the service of the Company.
     (b) Common Stock shall not be issued under this Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign securities, securities exchange and other applicable rules, laws and requirements.
     (c) It shall be a condition to any obligation of the Company to issue Common Stock upon distribution from an Account (or Sub-Account) holding Stock Units that the Participant (or any beneficiary) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue such Common Stock.
     (d) The expenses of the Plan shall be borne by the Company.
     (e) By deferring compensation or accepting any benefit under the Plan, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Board.
     (f) The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding Stock Units held under this Plan or any Common Stock issued pursuant to this Plan as may be required by section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or any other applicable statute, rule or regulation.

Exhibit A
Director’s Election to Participate in Plan and
Designate Beneficiary
(For Director’s Fees and Stock Awards to be Earned in                     )
     Pursuant to the G&K Services, Inc. Amended and Restated Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”), I hereby elect to defer, as provided in the Deferred Compensation Plan, the receipt of the following amounts of compensation to be earned by me for services as a member of the Board of Directors of G&K Services, Inc. (the “Company”) during the calendar year beginning January 1,                     . I understand that this election will not be effective unless it is delivered to the Company’s Chief Financial Officer before the beginning of                     , and cannot be revoked or amended after any such delivery.
     1. Deferral of Director’s Fees. I elect to defer payment of                     % [insert a percentage to be deferred] of all Director’s Fees to be earned by me as an annual retainer and meeting fees during the calendar year beginning January 1,                     , until a distribution date specified in Section 3 below.
     2. Deferral of Stock Awards. I elect to defer any delivery of                     % [insert a percentage to be deferred] of the annual Stock Award to be earned by me under the Company’s Amended and Restated Director Stock Incentive Plan during the year beginning January 1,                     , until a distribution date specified in Section 3 below.
     3. Distribution Dates for Deferred Compensation. This election shall remain in effect for all amounts deferred under this election until the earlier of the following distribution dates:

(A)	[insert a designated date on which you wish to receive distribution of your deferred Director’s compensation, if it occurs before the date of your termination as a Director], at which time all amounts deferred by me under this election shall be paid in full pursuant to the terms of the Plan;

OR

(B)	the date of termination of my services as a Director of the Company for any reason.

4. Beneficiary Designation. I hereby designate

[please print name(s), address(es) and percentage share for each beneficiary]
as my beneficiary(ies) to receive all amounts held for me under the Plan that have not been paid to me at the date of my death. This beneficiary designation hereby revokes any beneficiary designation I have previously delivered under the Plan. If no beneficiary is designated in this election, the beneficiary(ies) most recently designated by me (if any) in an signed election I have made under this Plan shall remain my beneficiary(ies) under the Plan.
[signature page for Election to Defer Director’s Compensation for                     ]

Signature:

Director, G&K Services, Inc.
Print Name:

Date:

NOTE: To be effective for                     , this election form must be delivered to the Company’s Chief Financial Officer before the beginning of                     .